As filed with the Securities and Exchange Commission on March 6, 2007
Registration No. 333-135749

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
ON
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
CANYON RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1040	84-0800747
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14142 Denver West Parkway, Suite 250
Golden, Colorado 80401
(303) 278-8464
(Name, address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
James K. B. Hesketh
President and Chief Executive Officer
14142 Denver West Parkway, Suite 250
Golden, Colorado 80401
(303) 278-8464
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Paul Hilton, Esq.
Richard J. Mattera, Esq.
Hogan & Hartson L.L.P.
1200 Seventeenth Street, Suite 1500
Denver, Colorado 80202
(303) 899-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Post-Effective Amendment to this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Post-Effective Amendment to this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Post-Effective Amendment to this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed to convert the registration statement on Form S-1 (No. 333-135749) into a registration statement on Form S-3. The Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3. The filing fee of $1,049 was previously paid in connection with the Form S-1 filed with the Securities and Exchange Commission on July 13, 2006.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 6, 2007
PROSPECTUS
7,612,140 Shares
Canyon Resources Corporation
Common Stock

     The selling stockholders are offering 7,612,140 shares of our common stock. Of these 7,612,140 shares of common stock, 4,526,640 shares were acquired by the selling stockholders pursuant to a private placement or other exempt transactions between us and the selling stockholders. In addition, up to 3,085,500 shares of common stock may be acquired at various prices per share upon the exercise of warrants by the selling stockholders. All of these shares of common stock are being sold by the selling stockholders named in this prospectus, or its transferees, pledgees, donees or successors-in-interest. The selling stockholders will receive all proceeds from the sale of the shares of our common stock being offered in this prospectus. We will receive, however, the exercise price of the warrants upon exercise by the selling stockholders of their warrants.
     The selling stockholders may sell the shares of common stock being offered by them from time to time on the American Stock Exchange, in market transactions, in negotiated transactions or otherwise, and at prices and at terms that will be determined by the then prevailing market price for the shares of common stock or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” on page 14.
     Our common stock trades on the American Stock Exchange under the symbol “CAU.” On March 5, 2007, the closing price of our common stock on the American Stock Exchange was $0.70.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 2.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is                     , 2007.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

 i

SUMMARY
     This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including our financial statements incorporated by reference from our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You should read “Risk Factors” beginning on page 2 for more information about important risks that you should consider before investing in our common stock.
     As used in this prospectus, unless the context otherwise requires, the terms “Canyon Resources,” “we,” “our” and “us” refer to Canyon Resources Corporation and its consolidated subsidiaries.
Canyon Resources Corporation
General
     Canyon Resources Corporation is a Colorado-based company organized in 1979 to explore, acquire, develop, and mine precious metal and other mineral properties. We are involved in all phases of the mining business from early stage exploration, exploration drilling, development drilling, feasibility studies and permitting, through construction, operation and final closure of mining projects.
     Our gold production operation is located in California and we have projects in Montana, California and Nevada. Our exploration and development efforts have emphasized precious metals (gold and silver). After we identify and acquire mineral properties, we evaluate the properties by geologic mapping, rock sampling, and geochemical analyses. Properties we believe have favorable geologic conditions usually warrant further exploration. In almost all cases, we require exploration drilling to test the mineral potential of a property.
     Our staff and consultants further evaluate properties with a demonstrated inventory of mineralized rock. We conduct various studies including calculation of tonnage and grade, metallurgical testing, development of a mine plan, environmental baseline studies and economic feasibility studies. If the economics of a project are favorable, we develop a plan of operations and submit the plan to the required governmental agencies for their review. We and the appropriate government authorities generally require vigorous environmental reviews prior to issuance of permits for the construction of a mining operation.
     We have conducted a portion of our mineral exploration through joint ventures with other mining companies in the past. We have also independently financed the acquisition of mineral properties and conducted exploration and drilling programs and implemented mine development and production from mineral properties in the western United States.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 2.
Other information
     Our common stock trades on the American Stock Exchange under the symbol “CAU.” Our principal executive offices are located at 14142 Denver West Parkway, Suite 250, Golden, Colorado 80401. Our telephone number is (303) 278-8464. Our website address is www.canyonresources.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

RISK FACTORS
Our business, operations and financial condition are subject to various risks. You should consider carefully the following risk factors, in addition to the other information set forth in this prospectus, before deciding to participate in the offering. If any of these risks and uncertainties actually occurs, our business, financial condition or results of operations could be materially and adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.
SPECIFIC RISKS RELATED TO US
Failure To Extend The Life Of The Briggs Mine Would Significantly Reduce Our Gold Production.
Our only recurring revenue producing asset is the Briggs Mine, located in California. We placed our Briggs Mine in production in 1996 and it has produced over 550,000 ounces of gold through December 2006. Portions of the mine are currently being reclaimed while we perform redevelopment activities designed to re-start the mine. The evaporation of the final water balance from the old leach pad could be complete in 2007 and only minor amounts of gold are expected to be recovered from these activities during 2007. As of December 31, 2006, we declared reserves of approximately 130,000 ounces of gold remaining at the Briggs Mine recoverable by open pit or underground mining methods. Development of these reserves is dependant upon financing at reasonable terms and a sufficient gold price to provide a reasonable return on investment. The ultimate success of the Briggs re-start depends largely on our ability to construct the leach pad on a timely basis and extend the life of the Briggs Mine through further resource development and permitting of our satellite deposits located near the Briggs Mine.
Montana Regulatory Authorities May Impose Reclamation Requirements On Our Closure Of The Kendall Mine That Would Significantly Increase Our Funding Requirements For Such Closure.
Our wholly-owned subsidiary, CR Kendall Corporation, has spent approximately $11.0 million on reclamation and closure activities at the Kendall Mine through December 31, 2006, and expects to spend an additional $2.3 million through mine closure. In 1999 and 2000, the Montana Department of Environmental Quality (“DEQ”) revised the required reclamation bond amount from the existing $1.9 million to approximately $14.2 million. We believe the revised bond amount exceeds the cost of remaining work and our subsidiary filed an administrative appeal to the DEQ’s actions, which is still pending. In February 2001, CR Kendall Corporation entered into an agreement with the DEQ under which the $1.9 million supporting the then existing bond was transferred to an interest bearing account at the DEQ for use in continuing reclamation at the Kendall minesite and the appeals regarding bond amounts were stayed.
In January 2002, we became aware that the DEQ intends to proceed with an Environmental Impact Statement (“EIS”) to determine the closure requirements for final reclamation at our Kendall Mine. After a long hiatus the EIS has been reactivated and work is ongoing and we are working closely with the DEQ to finalize it. Depending on the outcome of the EIS, the reclamation costs may vary from our current estimate. The release of our financial obligation on the property will only take place once the regulatory agencies have given final approval to all closure measures and are satisfied that the mine has met all reclamation requirements. There is no assurance of agency satisfaction with our mine closure. The amounts necessary to achieve a final mine closure may be impacted by the outcome of the described pending matters and we may not have sufficient funds to complete the Kendall reclamation if such matters are resolved adversely to us, which would have a material adverse effect on our business.
Unfavorable Resolution Of The McDonald Lawsuit Would Prevent Us From Realizing Its Value.
The McDonald deposit was discovered and drilled by the Seven-Up Pete Venture (“SPV”). This large, low grade, deposit is highly amenable to gold recovery utilizing cyanide recovery technology with heap leaching. Cyanide recovery technologies for new open pit gold and silver mines were made illegal in the State of Montana in 1998 with the passage of the anti-cyanide ballot initiative I-137. We, along with the other co-plaintiffs, filed suits against the State of Montana in state and federal courts in April 2000 seeking to overturn I-137 or, alternatively, to obtain a “taking” damage award for the value of the SPV properties (Seven-Up Pete Venture, et al. v The State of Montana). On June 8, 2005, the Montana Supreme Court upheld the I-137 initiative and denied that a taking had occurred. This ruling was appealed directly to the U.S. Supreme Court. In February 2006, the U.S. Supreme Court denied us a grant of certiorari. We then reinstated our federal lawsuit in the U.S. District Court for the District of Montana, which later dismissed our taking claims stating, in part, a lack of jurisdiction. We have subsequently filed a notice to appeal to the U.S. Court of Appeals for the Ninth Circuit. All briefs before this Court have now been filed and we are waiting on further action by the Court. In addition, the Company has filed a breach of contract complaint against the State of Montana related to the termination of the McDonald Gold Project’s state mineral leases.
Gold Production At Our Briggs Mine Involves Many Steps And The Amount Of Gold To Be Recovered Is Not Known With Certainty.
We have historically produced gold at our Briggs Mine using the heap leaching process. This process involves the application of cyanide solutions by drip irrigation to ore stacked on an impervious pad. As the solution percolates through the heap, gold is dissolved from the ore into solution. In March 2005, we stopped adding cyanide to the process and have been “rinsing” the pad with water only, since that time. The result of this “rinsing” is that the water pushes out any residual gold that was previously dissolved when we were adding cyanide. This rinse solution is collected and processed with activated carbon that collects the gold from the solution onto the carbon. Through the subsequent process of pressure stripping the gold is returned to solution in a more highly concentrated state. This concentrated solution of gold is further processed in an electrowinning circuit, which collects the gold onto electric cathodes which are melted into gold bars. In October 2005, we achieved our goal of producing all of the previously estimated “recoverable” gold on the leach pad. This estimated “recoverable” gold quantity was computed based on estimates derived from laboratory leach column tests of the ore and then applying the estimated recovery percentage to the ores on the leach pad. Subsequent (after October 2005) gold production is now above the amounts forecasted within the recovery models used at the mine and are, therefore, highly speculative and we cannot know with certainty the amount of gold to be recovered from the Briggs Mine. During 2006, 2,020 ounces of gold were recovered and it is expected that ore on the heap leach pad will continue to be rinsed until the water is evaporated which is expected to take until mid-2007.
Recent California Legislation and Regulations May Prohibit Us From Developing Any Projects Adjacent To Our Briggs Mine.
On April 10, 2003, the California State Mining and Geology Board (“CSMGB”) enacted a Backfill Regulation that essentially requires that all future metal mines be backfilled with certain exceptions to the original contour of the landscape. In April 2003, the California Legislature passed a bill which stipulates that, if a project is located within one mile of a Native American sacred site and on limited use lands within the California Desert Conservation Area (“CDCA”), new open-pit metal mine projects must be backfilled during reclamation. Briggs project is located in the Panamint Range within the designated limited use land of the CDCA. Any new open pit developments on our properties outside the existing Briggs plan of operations area may be required to comply with these regulations, although the bill recognizes that under certain circumstances existing permit areas may be extended to incorporate mining locations necessary for the continued operation or expansion of the existing operation without the backfilling requirement.
We Have Significant Obligations At The Briggs Mine, Which May Adversely Impact Liquidity.
Our Briggs Mine in California operates under a number of permits issued by state, local and federal agencies. Those agencies required us to post $4.2 million in surety bonds, including a $3.0 million reclamation bond, a $1.0 million bond to mitigate any “foreseeable release” of pollutants, and a $0.1 million reclamation bond for exploration. We have partially collateralized the surety bonds at the Briggs Mine with $0.2 million in cash, a $0.2 million letter of credit and a security interest in 28,000 acres of real property mineral interests. In addition, the Company agreed to make cash deposits with the surety company totaling $1.5 million over a three year period at the rate of $0.5 million per year, commencing June 30, 2001. The Company has not made any deposits to date and on February 26, 2007, the Company received notice from the surety that Canyon is in default of its obligations under the collateral agreement. The surety has requested that the Company provide them with $1.5 million in cash no later than March 12, 2007. The surety’s request does not represent an expense to the Company and we have the available cash and investments to fund the request. If we funded the entire request in cash rather than with other collateral, it could impact the timing and cost of any future financings. The Company is reviewing its rights under the bond and collateral agreements. If an acceptable rescheduling of the deposit requirements cannot be agreed to, the surety company could seek to terminate the bonds which could result in the Company becoming liable for the principal amounts under its collateral agreement with the surety company that would adversely impact our liquidity and financial condition. We are actively conducting closure and reclamation activities on the heap leach pads at the Briggs Mine that has significantly reduced our ongoing reclamation liabilities and also reduce the need for further surety deposits. Inyo County has requested a $0.1 million inflation adjustment to our reclamation bond that we intend to fund in the first half of 2007.
We Have A History Of Losses, Which May Continue In The Future.
Our operating history has resulted in losses from operations for the past five fiscal years. We also anticipate a loss from operations for the fiscal year ended December 31, 2007. In the past the Briggs Mine has been profitable during a given fiscal year; however, our operations as a whole may be unprofitable due to:
•	exploration and development costs on properties from which no revenue is derived;
•	continuing general and administrative costs;
•	interest expense associated with debt; and
•	changes in estimated reclamation cost.
Our Briggs Mine ceased mining operations in early 2004. We have finalized a study to re-start the Briggs Mine and refurbish the related mining and processing facilities with the expectation that the re-start will commence once adequate financing can be obtained. Although we have developed and acquired several new sources of potential gold production, there is no assurance that we will be successful in developing profitable gold mining operations in the future.
RISKS RELATED TO OUR MINERAL EXPLORATION AND DEVELOPMENT ACTIVITIES
We May Not Have Sufficient Funding For Exploration, Which May Hinder Our Growth.
Historically, we have funded our exploration activities through joint venture partners as well as using our own cash resources. Additional funding from existing partners or third parties, however, may be necessary to conduct detailed and thorough evaluations of, and to develop certain properties. Our ability to obtain this financing will depend upon, among other things, the price of gold and the industry’s perception of its future price. Therefore, availability of funding is dependent largely upon factors outside of our control, and cannot be accurately predicted. We do not know from what sources we will derive any required funding. If we cannot raise additional funds, as to which there can be no assurance, we will not be able to fund certain exploration activities. Until additional funds become available, we anticipate restricting our exploration activities to those necessary to maintain our property rights and to provide information used in permitting our advanced projects.
We May Not Have Sufficient Funding To Achieve Production If Our Exploration and Development Is Successful.
We will be required to obtain additional financing in order to develop our ore reserves at the Briggs Mine or to continue to explore and develop our other properties. The amount of such financing could be reduced if we were able to sell other non-core assets or were able to enter into joint ventures on one or more of our properties. We will need to seek additional development funding for the Reward and Seven-Up Pete projects if one or both of those projects are successful in obtaining environmental and operational permits and if a decision is made to develop the project. However, there can be no assurance that we will be able to obtain the required funds for all or any of our projects. Failure to obtain such funds may reduce our profitability and growth.
The Nature Of Mineral Exploration And Production Activities Involves A High Degree Of Risk; We Could Incur A Writedown On Our Investment In Any Project.
Exploration for minerals is highly speculative and involves greater risk than many other businesses. Many exploration programs, including some of ours, do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Uncertainties as to the metallurgical amenability of any minerals discovered may not warrant the mining of these minerals on the basis of available technology. Our operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as:
•	encountering unusual or unexpected formations;
•	environmental pollution;
•	personal injury and flooding;
•	decrease in recoverable reserves due to a lower precious metal price; and
•	changing environmental laws and regulations.
If management determines that, based on any factors including the foregoing, capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a writedown on our investment in such property interest. We have experienced writedowns of this type from time to time. During the second quarter of 2005, we wrote off our carrying value of the McDonald Gold Project by approximately $9.2 million.
Our Industry Is Highly Competitive, Mineral Lands Are Scarce, And We May Not Be Able To Obtain Quality Properties.
In addition to us, many companies and individuals engage in the mining business, including large, established mining companies with substantial capabilities and long earnings records. There is a limited supply of desirable mineral lands available for claim staking, lease, or acquisition in the U.S. and other areas where we conduct exploration activities. We may be at a competitive disadvantage in acquiring mining properties since we must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs. The annual exploration budgets for major mining companies typically are tens of millions of dollars. Our exploration budget for 2007 is expected to be not more than $1.0 million. Mineral properties in specific areas which may be of interest or of strategic importance to us may be unavailable for exploration or acquisition due to their high cost or they may be controlled by other companies who may not want to sell or option their interests at reasonable prices.
Gold Prices Are Volatile And Declines Have An Adverse Effect On Our Share Price And Business Plan.
The market price of minerals is extremely volatile and beyond our control. Basic supply/demand fundamentals generally influence gold prices. The market dynamics of supply/demand can be heavily influenced by economic policy. Fluctuating metal prices have a significant impact on our results of operations and operating cash flow. Furthermore, if the price of a mineral should drop dramatically, the value of our properties which are being explored or developed for that mineral could also drop dramatically and we might not be able to recover our investment in those properties. The decision and investment necessary to put a mine into production must be made long before the first revenues from production will be received. During the prior five years, the average annual price of gold has increased from $310 per ounce in 2002 to $603 per ounce in 2006. Price fluctuations between the time that we make such a decision and the commencement of production can completely change the economics of the mine. Although it is possible for us to protect against some price fluctuations by entering in to derivative contracts (hedging) in certain circumstances, the volatility of mineral prices represents a substantial risk in which no amount of planning or technical expertise can eliminate.
The average annual gold price per ounce since 2002 based on the London PM Fix is as follows:

2002	2003	2004	2005	2006
$310	$363	$410	$445	$603
The year-to-date average London PM Fix gold price as of February 23, 2007 was $645 per ounce.
We Must Comply With Complex Environmental Regulations Which Are Increasing And Costly.

Compliance with environmental quality requirements and reclamation laws imposed by Federal, state, provincial, and local governmental authorities may:
•	require significant capital outlays;
•	materially affect the economics of a given property;
•	cause material changes or delays in our intended activities; and
•	expose us to lawsuits.
These authorities may require us to prepare and present data pertaining to the effect or impact that any proposed exploration for or production of minerals may have upon the environment. The requirements imposed by any such authorities may be costly, time consuming, and may delay operations. Future legislation and regulations designed to protect the environment, as well as future interpretations of existing laws and regulations, may require substantial increases in equipment and operating costs and delays, interruptions, or a termination of operations. We cannot accurately predict or estimate the impact of any such future laws or regulations, or future interpretations of existing laws and regulations, on our operations.
Historic mining activities have occurred on certain of our properties. If such historic activities have resulted in releases or threatened releases of regulated substances to the environment, potential for liability may exist under federal or state remediation statutes. Except as discussed in our periodic filings with the SEC, we are not aware of any such claims under these statutes at this time, and cannot predict whether any such claims will be asserted in the future.
Title To Mineral Properties Can Be Uncertain And We Are At Risk Of Loss Of Ownership.
Our U.S. mineral properties consist of private mineral rights, leases covering state and private lands, leases of patented mining claims, and unpatented mining claims. Many of our mining properties in the U.S. are unpatented mining claims to which we have only possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. These uncertainties relate to such things as sufficiency of mineral discovery, proper posting and marking of boundaries and possible conflicts with other claims not determinable from descriptions of record. Since a substantial portion of all mineral exploration, development and mining in the U.S. now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry.
The present status of our unpatented mining claims located on public lands allows us the exclusive right to mine and remove valuable minerals, such as precious and base metals. We also are allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the U.S. We remain at risk that the mining claims may be forfeited either to the U.S. or to rival private claimants due to failure to comply with statutory requirements.
Legislation Has Been Proposed That Would Significantly Affect The Mining Industry.
Members of the U.S. Congress have repeatedly introduced bills which would supplant or alter the provisions of the Mining Law of 1872. If enacted, such legislation could change the cost of holding unpatented mining claims and could significantly impact our ability to develop mineralized material on unpatented mining claims. Such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent and to impose a federal royalty on production from unpatented mining claims. Although it is impossible to predict at this point what any legislated royalties might be, enactment could adversely affect the potential for development of such mining claims and the economics of existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect our financial performance.
The Economics And Ore Grades At Current And Future Development Properties Are Uncertain, And We Could Experience A Write-down On Our Investment.
Decisions as to whether any of the mineral development properties, which we now hold or which we may acquire in the future, contain commercial ore reserves and whether such properties should therefore be sold, retained or brought into production will depend upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified engineers or geologists. There can be no assurance that any of the development properties we now hold, or which we may acquire, will contain a commercial ore reserve, and therefore, no assurance that we will ever generate a positive cash flow from the sale of production on such properties. In addition, once we decide to place a property into production, risks still exist that the amount and grade of the reserves may be significantly less than predicted. To the extent we experience negative adjustments to the tonnages and grades of our reserves, the actual production unit costs and profitability would be adversely affected. Depending upon the extent of such an effect on any of our properties, we could incur a writedown on the recorded value of our mine properties.
Our Operating Costs Could Be Adversely Affected By Inflationary Pressures Especially To Labor And Fuel Costs
The global economy is currently in a period of high commodity prices and as a result the mining industry is attempting to increase production. This has caused significant upward price pressures in the operating costs of mining companies especially in the area of skilled labor. The skilled labor needed by the mining industry is in tight supply and its cost is increasing. Many of our competitors have lower costs and their mines are located in better locations that may give them a competitive advantage in employee hiring and retention.
The cost of fuel to run machinery and generate electricity is closely correlated to the price of oil. Over the past two years the price of oil has risen significantly and has increased the operating cost of mines dependant on fuel and oil to run their business. Continued upward price pressures in our operating costs may cause us to generate significantly less operating cash flows than expected which would have an adverse impact to our business.
RISKS RELATED TO OUR COMMON STOCK
The Exercise Of Options, Warrants, And Conversion Of Our Existing Debentures And The Future Issuances Of Common Stock Will Dilute Current Shareholders And May Reduce The Market Price Of Our Common Stock.
As of March 5, 2007 we have a substantial amount of outstanding options, warrants and convertible debentures that if completely exercised would dilute existing stockholders’ ownership by approximately 29%. While a substantial portion of our outstanding warrants and options are exercisable at prices in excess of the current market price of our common stock, if our share price increases substantially and these securities are exercised, then shareholders may experience substantial dilution of book value per share of our common stock. The issuance of additional securities may also reduce the market price of our common stock. The Board of Directors has the authority to authorize the offer and sale of additional securities without the vote of or notice to existing shareholders up to the AMEX limit of 20% of the outstanding shares. Based on the need for additional capital to fund the re-start of the Briggs Mine and other future mines, it is likely that we will issue additional securities to provide such capital, and that such additional issuances may involve a significant number of shares some of which may be offered at a discount to the current market price.
We Are Subject To The Continued Listing Criteria Of The American Stock Exchange.
Our common stock is currently listed on AMEX. In order to maintain our listing on AMEX, we must maintain certain share prices, financial and distribution targets, including maintaining a minimum amount of stockholders’ equity and a minimum number of public stockholders. In addition to objective standards, AMEX may delist the securities of any issuer if in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make further dealings on AMEX inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with AMEX’s listing requirements; if an issuer’s common stock sells at what AMEX considers a “low selling price” and the issuer fails to correct this via a reverse split of shares of common stock after notification by AMEX; or if any other event shall occur or any condition shall exist which makes further dealings with AMEX, in its opinion, unadvisable.
If AMEX were to delist our common stock, investors could face material adverse consequences, including, but not limited to, a lack of a trading market for our securities, decreased analyst coverage of our securities, an inability for us to obtain additional financing to fund our operations, and possible liquidated damages related to past equity financings.

The Price Of Our Common Stock Has A History Of Volatility, Which May Prevent Shareholders From Realizing A Profit From Their Investment During Particular Time Frames.
The market price for shares of our common stock may be highly volatile depending on news announcements or changes in general market conditions. In recent years, the stock market has experienced extreme price and volume fluctuations. From January 1, 2004 to March 5, 2007, our stock closed in a range from a high of $5.17 to a low of $0.57 per share. Such volatility may cause large swings in the value of a shareholders’ investment in us.
We Have Change In Control Provisions That Discourage A Corporate Takeover And Could Deprive Shareholders Of Opportunities To Sell At Temporarily Higher Prices.
Our Certificate of Incorporation and Bylaws were amended in 2005 by proxy vote at the annual shareholder meeting. The amendment removed classified Board structure and staggered elections and replaced it with the annual election of all Directors.
However, in March of 1997, our Board adopted a Shareholder Rights Agreement designed to protect and maximize the value of our outstanding equity interest in the event of an unsolicited attempt by an acquirer to take us over, in a manner or on terms not approved by the Board. Takeover attempts frequently include coercive tactics to deprive a corporation’s Board of Directors the opportunity to negotiate or otherwise act in the best interest of its stockholders. Our Board believes these tactics often deprive stockholders of the full value of their shares. The Shareholder Rights Agreement, however, may have the effect of rendering more difficult or discouraging any acquisition of us deemed undesirable by the Board. The Shareholder Rights Agreement will cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by the Board, except pursuant to an offer conditioned upon the elimination, purchase or redemption of the rights provided for in the Shareholder Rights Agreement which expires on March 20, 2007. The Board has decided to adopt a new Shareholder Rights Agreement upon expiration of the current Shareholder Rights Agreement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
                 This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended:
i.	any statements contained herein or therein regarding the prospects for our business or any of our services;
ii.	any statements preceded by, followed by or that include the words “may,” “will,” “seeks,” “believes,” “expects,” “anticipates,” “intends,” “continues,” “estimates,” “plans” or similar expressions; and
iii.	other statements contained herein or therein regarding matters that are not historical facts.
                 Forward-looking statements in this prospectus and our filings with the SEC include, without limitation, statements regarding:
•	financial position;
•	business strategy;
•	budgets;
•	amount, nature and timing of capital expenditures;
•	mining production;
•	potential reserves or mineralized material;
•	operating costs and other expenditures;
•	future net revenues from production and estimates of potential gold reserves;
•	cash flow and anticipated liquidity; and
•	prospect development and property acquisitions.
                 Our business and results of operations are subject to risks and uncertainties, many of which are beyond our ability to control or predict. Because of these risks and uncertainties, actual results may differ materially from those expressed or implied by forward-looking statements, and investors are cautioned not to place undue reliance on such statements, which speak only as of the date thereof. In addition to the specific risk factors described in the section entitled “Risk Factors,” important factors that could cause actual results to differ materially from our expectations and may affect our operations, revenues or the common stock, include, but are not limited to:
•	availability of financing on acceptable terms or the inability to obtain additional financing through capital markets, joint ventures, or other arrangements in the future;
•	difficulty in extrapolating drill hole results to establish mineralization;
•	the outcome of the McDonald and Kendall Mine litigation as well as other possible judicial proceedings;
•	unanticipated grade, geological, metallurgical, processing or other problems;
•	operational risks of mining, development and exploration and force majeure events;
•	the effects of competition;
•	availability and cost of material and equipment;
•	uncertainty of reserve estimates and timing of development expenditures;
•	the impact of gold price fluctuations;
•	our ability to find, acquire, market, and develop new properties;
•	the impact of current and future laws and governmental regulations;
•	climactic conditions;
•	liability for environmental claims;
•	the impact of the departure of any key officers; and
•	general economic, market or business conditions.
                 We do not intend to update these forward-looking statements except as required by law.

USE OF PROCEEDS
                 The proceeds from the sale of the shares of common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares of common stock offered by this prospectus. However, we will receive the exercise price of any common stock we sell to the selling stockholders upon exercise by them of their warrants. If warrants to purchase all of the underlying 3,085,500 shares of common stock are exercised for cash, we would receive approximately $4,628,250 of total proceeds, before expenses, subject to any adjustment due to the anti-dilution provisions of the warrants. The selling stockholders are not obligated to exercise the warrants, many of which have exercise prices well above the trading price of our common stock, and if none are exercised, we will not receive any proceeds. We would expect to use any proceeds we receive from the exercise of warrants for general working capital purposes.
DIVIDEND POLICY
                 We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future financing instruments and other factors our board of directors deems relevant.
DESCRIPTION OF OUR COMMON STOCK
                 For a full description of our common stock, please see the documents identified in the section “Incorporation by Reference” in this prospectus. As of the date of this prospectus, we are authorized to issue 100,000,000 shares of our common stock. As of March 5, 2007, we had 44,161,789 issued and outstanding shares of common stock, and had reserved an additional (1) 9,636,565 shares of common stock for issuance upon exercise of outstanding warrants, (2) 597,820 shares of common stock for issuance upon conversion of our convertible debentures, and (3) 2,580,521 shares of common stock for issuance upon exercise of outstanding options under our various stock and compensation incentive plans, and (4) 3,444,045 shares of common stock for future issuance under the Canyon Resources Corporation 2006 Omnibus Equity Incentive Plan. Each share of common stock is entitled to one vote in the election of directors and other matters.
                 Our common stock is issued in registered form, and our transfer agent is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

THE SELLING STOCKHOLDERS
     We initially issued the common stock and warrants to the selling stockholders, as initial purchasers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Warrants were issued to purchase 3,085,500 shares of common stock at an exercise price of $1.50 per share that are exercisable through June 2, 2009. We have agreed to include in this registration statement the common stock issued to the selling stockholders and the common stock issuable upon the exercise of the warrants.
     The selling stockholders, including their transferees, pledges, donees or other successors, may from time to time offer and sell pursuant to this prospectus any or all of the common stock and the common stock issuable upon exercise of the warrants. Any selling stockholder may also elect not to sell any common stock or common stock issuable upon exercise of the warrants held by it. Only those common stock and common stock issuable upon exercise of the warrants listed below or in any prospectus supplement hereto may be offered for resale by the selling stockholders pursuant to this prospectus. None of the selling stockholders has, or had, any position, office or other material relationship with us or any of our affiliates beyond their investment in or receipt of our securities, except for Kuhns Brothers, Inc., H.C. Wainwright & Co., Inc., Gregory Dryer, and Robert Hussey. Gregory Dryer is an employee of Kuhns Brothers, Inc., the placement agent for the private placement. Robert Hussey is an affiliate of H.C. Wainwright & Co. Kuhns Brothers, Inc., H.C. Wainwright & Co. and RAQ, LLC are the only selling stockholders who are affiliated with a registered broker-dealer.
     The following table is prepared based on information supplied to us by the selling stockholders. Although we have assumed for purposes of the table below that the selling stockholders will sell all of the shares offered by this prospectus, because the selling stockholders may offer from time to time all or some of their shares covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales. In addition, the selling stockholders may have sold, transferred or otherwise disposed of the common stock or the warrants in transactions exempt from the registration requirements of the Securities Act, since the date the selling stockholders provided the information regarding their securities holdings. Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the shares covered by this prospectus. Pursuant to the subscription agreements pursuant to which the common stock were sold, each of the selling stockholders warranted and covenanted to us that the selling stockholder purchased the common stock in the ordinary course of business and did not have, directly or indirectly, any intention of distributing any of the common stock or any agreement, arrangement or understanding with any other persons regarding the distribution of the common stock.
     The common stock offered by this prospectus may be offered from time to time by the persons or entities named below:

	Shares Beneficially Owned				Shares Beneficially Owned
	Prior to the Offering				After the Offering (1)
		Number of				Number of
		Shares		Number of		Shares
		Underlying		Shares		Underlying
Name of Selling Stockholder	Number	Warrants	Percent	Offered	Number	Warrants	Percent
Basso Fund, Ltd. (2)	160,790	80,395	*	48,750	128,290	64,145	*

Basso Multi-Strategy-Holding Fund Ltd. (2)	184,606	359,290	1.22%	138,750	92,106	313,040	*

Jerry Baughman	30,000	—	*	30,000	—	—	*

Deerfield Ltd. (3)	457,862	125,000	1.32%	225,000	307,862	50,000	*

	Shares Beneficially Owned				Shares Beneficially Owned
	Prior to the Offering				After the Offering (1)
		Number of				Number of
		Shares		Number of		Shares
		Underlying		Shares		Underlying
Name of Selling Stockholder	Number	Warrants	Percent	Offered	Number	Warrants	Percent
Alexandar Dimitriyevitch	—	48,264	*	15,000	—	33,264	*

DKR Soundshore Oasis Holding Fund Ltd. (4)	250,000	125,000	*	375,000	—	—	*

Gregory Dryer	—	412,161	*	341,475	—	70,686	*

H.C. Wainwright & Co., Inc. (5)	—	199,500	*	26,250	—	173,250	*

Hedgehog Capital LLC (6)	772,240	687,500	3.25%	1,459,140	600	—	*

Hudson Bay Fund LP (7)	300,000	150,000	1.02%	450,000	—	—	*

Hudson Bay Overseas Fund Ltd. (7)	100,000	50,000	*	150,000	—	—	*

Robert Hussey	—	76,387	*	76,387	—	—	*

Iroquois Master Fund Ltd. (8)	500,000	381,579	1.98%	750,000	—	131,579	*

Kuhns Brothers, Inc. (9)	—	76,388	*	76,388	—	—	*

Rudolph J. Mueller	763,280	250,000	2.28%	750,000	263,280	—	*

Nemisis Partners, LLC (10)	145,000	136,685	*	150,000	45,000	86,685	*

Nemisis Partners I, LLC (10)	230,000	161,303	*	150,000	130,000	111,303	*

Nite Capital LP (11)	617,958	658,972	2.85%	750,000	117,958	408,972	1.18%

RAQ, LLC (12)	400,000	200,000	1.35%	600,000	—	—	*

Rockmore Investment Master Fund Ltd. (13)	164,590	102,100	*	150,000	64,590	52,100	*

Jonathan P. Schwartz (14)	274,000	175,000	1.01%	375,000	24,000	50,000	*

Truk International Fund, LLC (15)	20,000	16,242	*	30,000	—	6,242	*

Truk Opportunity Fund, LLC (15)	230,000	212,781	1.00%	345,000	—	97,781	*

Xodarap Partners, LLC (16)	117,000	102,011	*	150,000	17,000	52,011	*

*	Indicates less than 1%.

(1)	Assumes all of the common shares registered are sold.

(2)	Basso Capital Management, L.P. (“Basso”) is the Investment Manager to the selling stockholders. Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso, and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.

(3)	Jonathan P. Schwartz, Managing Director, has investment power and voting control over these securities. Mr. Schwartz disclaims beneficial ownership of these securities.

(4)	Seth Fischer, in his capacity as one of the general partners of DKR Oasis Management Company LP, the selling stockholder’s investment manager, has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.

(5)	John R. Clarke is the President of H.C. Wainwright & Co., Inc., has investment power and voting control over these securities. Mr. Clarke disclaims beneficial ownership of these securities. H.C. Wainwright & Co., Inc. is affiliated with a registered broker-dealer.

(6)	According to a Schedule 13G filed with the SEC on February 13, 2007, David T. Lu, Managing Member of Hedgehog Capital, LLC, has investment power and voting control over these securities. Mr. Lu disclaims beneficial ownership of these securities.

(7)	Yoav Roth and John Doscas have investment power and voting control over these securities. Messrs. Roth and Doscas disclaim beneficial ownership of these securities.

(8)	Joshua Silverman, has investment power and voting control over these securities. Mr. Silverman disclaims beneficial ownership of these securities.

(9)	John D. Kuhns and Mary E. Fellows have investment power and voting control over these securities. Mr. Kuhns and Ms. Fellows disclaim beneficial ownership of these securities. Kuhns Brothers, Inc. is affiliated with a registered broker-dealer.

(10)	Justin C. Fine, Manager, has investment power and voting control over these securities. Mr. Fine disclaims beneficial ownership of these securities.

(11)	Keith Goodman, a Manager of the General Partner, exercises voting or investment power over the securities held by Nite Capital and may be deemed a beneficial owner of the securities. Mr. Goodman disclaims any beneficial ownership of the securities.

(12)	Lindsay A. Rosenwald, M.D., Managing Manager, has investment power and voting control over these securities. Ms. Rosenwald disclaims beneficial ownership of these securities. RAQ, LLC is affiliated with a registered broker-dealer.

(13)	Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispostive power over shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to shares of our common stock owned by Rockmore Master Fund and, as of November 20, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sold or shared voting or dispositive power with respect to shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act, of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(14)	The foregoing amounts do not include securities owned by Deerfield Ltd. referenced in footnote 3 to the above table. The foregoing amounts include 24,000 shares of common stock owned by Mr. Schwartz’s wife. Mr. Schwartz disclaims beneficial ownership of the securities owned by Deerfield Ltd. and his wife.

(15)	Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the managing member of the selling stockholders, have investment power and voting control over these securities. Messrs. Fein and Saltzstein disclaim beneficial ownership of these securities.

(16)	Justin C. Fine, Manager, has investment power and voting control over these securities. Mr. Fine disclaims beneficial ownership of these securities.

PLAN OF DISTRIBUTION
     The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling common stock or interests in common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their common stock or interests in common stock on any stock exchange, market or trading facility on which the common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
     The selling stockholders may use any one or more of the following methods when disposing of common stock or interests therein:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date of this prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such common stock at a stipulated price per common share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer their shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     In connection with the sale of shares of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
     To the extent required, our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
     We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, (2) the date on which the shares (other than shares held by our Affiliates) may be sold pursuant to Rule 144(k) of the Securities Act and (3) June 2, 2011.
LEGAL MATTERS
     The validity of the issuance of the common stock offered by this prospectus will be passed upon for us by Hogan & Hartson L.L.P., Denver, Colorado.
EXPERTS
Technical Reports
     Certain scientific and technical information relating to our mining properties, which is incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, is based on reports prepared by WLR Consulting, Inc. and Practical Mining LLC.

Independent Registered Accounting Firm
     The consolidated financial statements for the years ended December 31, 2006, 2005, and 2004, which are incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, have been so incorporated in reliance upon the report of Ehrhardt Keefe Steiner & Hottman PC, independent registered accounting firm, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC, a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of the documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.
     We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a web site at http://www.sec.gov that contains reports and information statements and other information regarding registrants that file electronically with the SEC. You may read and copy the registration statement, these reports and other information at the public reference facility maintained by the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.
     You may read and copy our SEC reports, proxy statements and other information at the American Stock Exchange at 86 Trinity Place, New York, New York 10006.
INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus:
•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2006, filed with the SEC on March 2, 2007;

•	our Current Reports on Form 8-K filed with the SEC on January 4 and February 7, 2007;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2006; and

•	the description of our common stock as set forth in our Registration Statement on Form 8-A filed with the SEC on August 6, 1996 (File No. 001-11887).
     This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.
     Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus.

     Requests for such documents should be directed to:
     James K. B. Hesketh
     President and Chief Executive Officer
     Canyon Resources Corporation
     14142 Denver West Parkway, Suite 250
     Golden, Colorado 80401
     Telephone: (303) 278-8464
     You may also access the documents incorporated by reference in this prospectus through our website www.canyonresources.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

7,612,140 Shares
Canyon Resources Corporation
Common Stock

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the AMEX listing fee and the amounts set forth below are estimates.

SEC registration fee	$1,049
AMEX listing fee	60,000
Printing expenses	5,000
Fees and expenses of legal counsel	30,000
Accounting fees and expenses	10,000
Miscellaneous	5,000
Total	$101,049
Item 15. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides as follows:
     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the act that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     (e) Expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorney’s fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
     (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
     (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this Section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorney’s fees).
     Article VI of the Registrant’s Bylaws provides as follows:
     The corporation, to the fullest extent permitted by the General Corporation Law of the State of Delaware and by the common law of the State of Delaware, shall indemnify each person who is or was an officer, director or employee of the corporation acting in his capacity as such and may indemnify each person who is or was an agent of the corporation acting in his capacity as such. The indemnification rights provided by this Article VI are deemed a contract between the corporation and its officers, directors, and employees, and any repeal or modification of those rights will not affect any right of such persons to be indemnified against claims relating to events occurring prior to such repeal or modification. To assure indemnification under this Article VI of all such persons who are or were “fiduciaries” of an employee benefit plan governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time, Section 145 of said statute shall, for the purposes hereof, be interpreted as follows: “other enterprise” shall be deemed to include an employee benefit plan; the Corporation shall be deemed to have requested a person to serve on an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to said Act of Congress shall be deemed “fines”; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.
     Article 9 of the Registrant’s Amended and Restated Certificate of Incorporation provides as follows:
     No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for paying dividends or approving a stock purchase or redemption which is illegal or otherwise impermissible or prohibited under the Delaware General Corporate Law, or (iv) for any transaction from which the director derived an improper personal benefit.
     The effect of the foregoing provisions is to permit, under certain circumstances, indemnification of the Company’s officers and directors for civil and criminal liability, such as negligence gross negligence, and breach of duty, so long as such person acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and which he reasonably believed to be lawful.
Item 16. Exhibits
     The following documents are filed as exhibits to this registration statement:

Exhibit
Number	Description

4.1	Specimen Common Stock Certificate (filed as Exhibit 4.1 to the Company’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-130692) on February 24, 2006, and incorporated herein by reference)

4.2	Rights Agreement, dated March 20, 1997, between Canyon Resources Corporation and American Securities Transfer & Trust, Inc., as Rights Agent (filed as Exhibit 4 to the Company’s Current Report on Form 8-K (File No. 001-11887) on March 27, 1997, and incorporated by reference)

Exhibit
Number	Description

4.3	Form of Stock Purchase Warrant (filed as Exhibit 99.3 to the Company’s Current Report on Form 8-K (File No. 001-11887) on March 16, 2005, and incorporated herein by reference)

4.4	Form of Series A Warrant to Purchase Common Stock (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 001-11887) on December 2, 2005, and incorporated herein by reference)

4.5	Form of Series B Warrant to Purchase Common Stock (filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K (File No. 001-11887) on December 2, 2005, and incorporated herein by reference)

4.6	Form of Series C Warrant to Purchase Common Stock (filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K (File No. 001-11887) on December 2, 2005, and incorporated herein by reference)

4.7	Form of Subscription Agreement (filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K (File No. 001-11887) on March 16, 2005, and incorporated herein by reference)

4.8	Form of Subscription Agreement (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-11887) on December 2, 2005, and incorporated herein by reference)

4.9	Form of Amendment to Subscription Agreement, dated June 30, 2006, between Canyon Resources Corporation and each Investors party thereto (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-11887) on July 7, 2006, and incorporated herein by reference)

4.10	Form of Convertible Subordinated Debenture (filed as Exhibit 4.5 to Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 001-11887), and incorporated herein by reference)

5.1**	Opinion of Hogan & Hartson LLP as to the legality of the securities being registered

23.1*	Consent of Ehrhardt Keefe Steiner & Hottman PC

23.2*	Consent of WLR Consulting, Inc.

23.3*	Consent of Practical Mining LLC

23.4**	Consent of Hogan & Hartson LLP (contained in Exhibit 5.1)

24.1**	Powers of Attorney (included on the signature page to our initial registration statement filed on July 13, 2006)

*	Filed herewith

**	Previously filed
Item 17. Undertakings
(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however,
(A)	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B)	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a posteffective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(C)	Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§ 239.11 of this chapter) or Form S-3 (§ 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB(§ 229.1100(c)).
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado on this 6th day of March, 2007.

CANYON RESOURCES CORPORATION.
By:	/s/ James K. B. Hesketh
James K. B. Hesketh
President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on by the following persons in the capacities and on the dates indicated:

Signature	Capacity in Which Signed	Date

/s/ James K. B. Hesketh James K. B. Hesketh	President and Chief Executive Officer and Director (Principal Executive Officer)	March 6, 2007

/s/ David P. Suleski David P. Suleski	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 6, 2007

Richard H. De Voto* Richard H. De Voto	Director	March 6, 2007

Leland O. Erdahl* Leland O. Erdahl	Director	March 6, 2007

David K. Fagin* David K. Fagin	Director	March 6, 2007

Ronald D. Parker* Ronald D. Parker	Director	March 6, 2007

*By:	/s/ James K. B. Hesketh

James K. B. Hesketh
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Specimen Common Stock Certificate (filed as Exhibit 4.1 to the Company’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-130692) on February 24, 2006, and incorporated herein by reference)

4.2	Rights Agreement, dated March 20, 1997, between Canyon Resources Corporation and American Securities Transfer & Trust, Inc., as Rights Agent (filed as Exhibit 4 to the Company’s Current Report on Form 8-K (File No. 001-11887) on March 27, 1997, and incorporated by reference)

4.3	Form of Stock Purchase Warrant (filed as Exhibit 99.3 to the Company’s Current Report on Form 8-K (File No. 001-11887) on March 16, 2005, and incorporated herein by reference)

4.4	Form of Series A Warrant to Purchase Common Stock (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 001-11887) on December 2, 2005, and incorporated herein by reference)

4.5	Form of Series B Warrant to Purchase Common Stock (filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K (File No. 001-11887) on December 2, 2005, and incorporated herein by reference)

4.6	Form of Series C Warrant to Purchase Common Stock (filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K (File No. 001-11887) on December 2, 2005, and incorporated herein by reference)

4.7	Form of Subscription Agreement (filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K (File No. 001-11887) on March 16, 2005, and incorporated herein by reference)

4.8	Form of Subscription Agreement (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-11887) on December 2, 2005, and incorporated herein by reference)

4.9	Form of Amendment to Subscription Agreement, dated June 30, 2006, between Canyon Resources Corporation and each Investors party thereto (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-11887) on July 7, 2006, and incorporated herein by reference)

4.10	Form of Convertible Subordinated Debenture (filed as Exhibit 4.5 to Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 001-11887), and incorporated herein by reference)

5.1**	Opinion of Hogan & Hartson LLP as to the legality of the securities being registered

23.1*	Consent of Ehrhardt Keefe Steiner & Hottman PC

23.2*	Consent of WLR Consulting, Inc.

23.3*	Consent of Practical Mining LLC

23.4**	Consent of Hogan & Hartson LLP (contained in Exhibit 5.1)

24.1**	Powers of Attorney (included on the signature page to our initial registration statement filed on July 13, 2006)

*	Filed herewith

**	Previously filed